Filed pursuant to Rule 433
July 6, 2010
Relating to
Preliminary Prospectus Supplement dated July 6, 2010 to
Prospectus dated October 3, 2007
Registration Statement No. 333-146483-02
Duke Energy Indiana, Inc.
$500,000,000 First Mortgage Bonds, Series PPP, 3.75%, Due July 15, 2020
Pricing Term Sheet

Issuer:	Duke Energy Indiana, Inc.
Ratings (Moody’s/ S&P)*:	A2/A (stable/positive)
Settlement:	July 9, 2010; T+3
Interest Payment Dates:	January 15 and July 15, commencing January 15, 2011
Security Description:	First Mortgage Bonds, Series PPP, 3.75%, Due July 15, 2020
Principal Amount:	$500,000,000
Maturity:	July 15, 2020
Coupon:	3.75%
Benchmark Treasury:	3.50% due May 15, 2020
Benchmark Treasury Yield:	2.961%
Spread to Benchmark Treasury:	+80 bps
Yield to Maturity:	3.761%
Initial Price to Public:	99.908% per Bond
Redemption Provisions Make-Whole Call:	T +15 bps
CUSIP:	263901AC4
ISIN:	US263901AC42
Book-Running Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. Goldman, Sachs & Co. Morgan Stanley & Co. Incorporated
Co-Managers:	Mitsubishi UFJ Securities (USA), Inc.

*Security ratings are not recommendations to buy, sell or hold securities. The ratings are subject to change or withdrawal at any time by the respective credit rating agencies.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Deutsche Bank Securities Inc. toll-free at (800) 503-4611, Goldman, Sachs & Co. toll-free at 1-866-471-2526 or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.